Exhibit 99.2
[LETTERHEAD OF SNYDER & COMPANY INC.]
CONSENT OF SNYDER & COMPANY INC.
     We hereby consent to (i) the use of our opinion letter, dated November 8, 2005, to the Board of Directors of Castle Energy Corporation (the “Company”), included as Appendix C to the Proxy Statement/Prospectus which forms a part of this Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger between the Company and DPCA LLC, a wholly owned subsidiary of Delta Petroleum Corporation (“DPCA”) (ii) the references to such opinion in such Proxy Statement/Prospectus and (iii) the use of our name in Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger between the Company and DPCA. Notwithstanding the forgoing it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Amendment No. 1 to the Registration Statement on Form S-4. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
     Dated: March 14, 2006

SNYDER & COMPANY INC.

By:	/s/ Colby H. Snyder

Colby H. Snyder, Managing Director